Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended, and presents the combination of the historical financial information of Volato and M2i Global adjusted to give effect to the Merger and certain other related transactions as well as, with respect to the unaudited pro forma condensed consolidated balance sheet, material debt and equity transactions of Volato and M2i Global that took place subsequent to the balance sheet period presented. For purposes of discussion in this section, a one-for-six reverse stock split of Volato Common Stock has been assumed herein. In connection with the Merger, holders of Volato Common Stock are being asked to approve an amendment to Volato’s charter that will implement a reverse stock split of the issued and outstanding shares of Volato Common Stock at a ratio not less than one-for-two and not greater than one-for-eight, with the final ratio to be decided by the Volato Board to enhance the ability of the Combined Company to meet the initial listing requirements of the NYSE American.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Merger and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. This information should be read together with the following:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;

●	the historical unaudited financial statements of Volato as of and for the nine months ended September 30, 2025 and the related notes, included within the proxy statement;

●	the historical audited financial statements of Volato as of the year ended December 31, 2024 and the related notes, included within the proxy statement;

●	the historical unaudited financial statements of M2i Global as of and for the nine months ended August 31, 2025 and the related notes, included within the proxy statement;

●	the historical audited consolidated financial statements of M2i Global as of and for the year ended November 30, 2024 and the related notes, included elsewhere within the proxy statement;

●	the sections titled “Volato Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “M2i Global Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included within the proxy statement, including the Merger Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2025

(Amounts in thousands)

	Volato (Historical)	M2i Global (Historical)	Transaction Accounting Adjustments		Combined Pro Forma
ASSETS
Current assets:
Cash	$4,350	$244	$2,770	A	$7,364
Accounts receivable, net	64	—	—		64
Contract assets, net	450	—	—		450
Deposits, current	3,000	—	—		3,000
Note receivable, current	156	—	—		156
Investment in M2i	1,910	—	(1,910)	B	—
Prepaid expenses and other current assets	655	167	1,680	C	2,502
Current assets - discontinued operations	749	—	—		749
Total current assets	11,334	411	2,540		14,285

Property and equipment, net	341	—	(224)	D	117
Customer relationships	—	—	800	E	800
Developed technology	—	—	1,440	E	1,440
Trade name	—	—	400	E	400
Goodwill	—	—	7,510	F	7,510
Operating lease, right-of-use assets	139	—	—		139
Deposits, non-current	65	—	—		65
Note receivable, non-current	1,711	—	—		1,711
Total assets	$13,590	$411	$12,466		$26,467

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$2,662	$1,555	$5,181	G	$9,398
Accounts payable and accrued liabilities - related party	—	1,301	—		1,301
Convertible notes, net	3,066	270	(3,336)	H	—
Operating lease liability	42	—	—		42
Credit facility and other loans	—	303	—		303
Customer deposits and deferred revenue	1,909	—	—		1,909
Current liabilities - discontinued operations	1,710	—	—		1,710
Total current liabilities	9,389	3,429	1,845		14,663

Operating lease liability, non-current	96	—	—		96
Other liabilities	—	—	706	I	706
Total liabilities	$9,485	$3,429	$2,551		$15,465

Shareholders’ equity (deficit):
Common stock	$5	$692	$(696)	J	$1
Preferred stock	—	—	—		—
Additional paid-in capital	97,205	6,956	(81,798)	K	22,363
Treasury stock	—	(435)	—		(435)
Accumulated deficit	(93,105)	(10,231)	92,409	L	(10,927)
Total shareholders’ equity (deficit)	$4,105	$(3,018)	9,915		11,002
Total liabilities and shareholders’ equity (deficit)	$13,590	$411	$12,466		$26,467

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(Amounts in thousands, except share data)

	Volato Historical	M2i Global Historical	Transaction Accounting Adjustments		Combined Pro Forma

Revenue	$46,288	—	—		$46,288

Costs and expenses:
Cost of revenue	38,792	—	83	AA	38,875
Selling, general and administrative	16,861	3,795	716	BB	21,372
Total costs and expenses	55,653	3,795	799		60,247

Operating income (loss)	(9,365)	(3,795)	(799)		(13,959)

Other income (expenses):
Other income, net	212	—	—		212
Gain (loss) from change in fair value of financial instruments	(2,983)	—	—		(2,983)
Loss on extinguishment of debt	(2,804)	—	—		(2,804)
Interest expense, net	(7,493)	(92)	27	DD	(7,558)
Other expenses	(13,068)	(92)	27		(13,133)

Income (loss) before provision for income taxes and discontinued operations	$(22,433)	$(3,887)	$(772)		$(27,092)
Provision (benefit) for incomes taxes	(507)	—	—		(507)
Net income (loss) from continuing operations	$(21,926)	$(3,887)	$(772)		$(26,585)
Basic and diluted earnings per share
Net income (loss) per share from continuing operations- basic and diluted	$(13.17)	$(0.01)			$(2.42)
Weighted average shares outstanding- basic and diluted	1,664,502	548,195,417			11,005,843

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025

(Amounts in thousands, except share data)

	Volato Historical	M2i Global Historical	Transaction Accounting Adjustments		Combined Pro Forma

Revenue	$50,719	—	—		$50,719

Costs and expenses:
Cost of revenue	42,198	—	63	AA	42,261
Selling, general and administrative	7,687	4,135	(15)	BB	11,807
Total costs and expenses	49,885	4,135	48		54,068

Operating income (loss)	834	(4,135)	(48)		(3,349)

Other income (expenses):
Other income, net	9,990	—	—		9,990
Gain (loss) from change in fair value of financial instruments	(1,289)	—	1,289	CC	—
Interest expense, net	(3,602)	(94)	20	DD	(3,676)
Other income (expenses)	5,099	(94)	1,309		6,314

Income (loss) before provision for income taxes and discontinued operations	$5,933	$(4,229)	$1,261		$2,965
Provision for incomes taxes	559	—	—		559
Net income (loss) from continuing operations	$5,374	$(4,229)	$1,261		$2,406
Basic and diluted earnings per share
Net income (loss) per share from continuing operations- basic	$1.25	$(0.01)			$0.22
Weighted average shares outstanding- basic	4,303,537	629,277,181			11,005,843
Net income (loss) per share from continuing operations- diluted	$1.30	$(0.01)			$0.22
Weighted average shares outstanding- diluted	5,037,805	629,277,181			11,005,843

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

On July 28, 2025, Volato entered into an Agreement and Plan of Merger, as may be amended from time to time (the “Merger Agreement”) with Volato Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Volato (“Merger Sub”), and M2i Global. Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, upon the consummation of the Merger, (i) Merger Sub will merge with M2i Global (the “Merger”) and (ii) the Merger Sub will cease to exist with M2i Global continuing as the Surviving Corporation in the Merger and becoming a wholly-owned subsidiary of Volato.

In the Merger, each share of M2i Global Capital Stock outstanding immediately prior to the effective time of the Merger will be converted into the right to receive Volato Capital Stock. At the Closing, the total converted M2i Global Capital Stock will represent 85% of the Volato Capital Stock on an as converted and fully diluted basis. This will include the outstanding M2i Global convertible note, which is expected to convert at the Closing, as well as the Volato convertible notes which are expected to be converted into Volato Common Stock.

The Merger will be accounted for as a reverse acquisition under the acquisition method of accounting for business combinations pursuant to the provisions of ASC 805. M2i Global was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Legacy M2i Global shareholders will obtain a controlling financial interest in the combined entity;

●	Legacy M2i Global shareholders will have the ability to control the composition of the Board by electing 5 of the 7 Board members;

●	Legacy M2i Global shareholders will hold majority (approximately 85%) of the combined entity’s outstanding voting interests; and

●	Majority of the combined entity’s management will consist of legacy M2i Global management.

Under the reverse acquisition model, the business combination will be treated as M2i Global issuing equity for the equity of Volato. Under this method of accounting, M2i Global’s assets and liabilities are measured at their historical carrying values and Volato will be treated as the “acquired” company for financial reporting purposes where M2i Global will measure and recognize Volato’s assets and liabilities under the acquisition method of accounting.

Under the acquisition method of accounting, the estimated purchase price will be allocated to Volato’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Merger. Any excess of purchase price over the preliminary estimate of the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Significant judgment is required in determining the preliminary fair values of identified intangible assets, certain other assets, and other assumed liabilities. Additionally, the final purchase price allocation will depend on a number of factors that cannot be predicted with certainty at this time. The final valuation may materially change the purchase price and the allocation of the purchase price, which could materially affect the fair values assigned to the assets, and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of September 30, 2025 combines the historical unaudited condensed consolidated balance sheet of Volato as of September 30, 2025, and the historical unaudited condensed consolidated balance sheet of M2i Global as of August 31, 2025, on a pro forma basis as if the Merger and related transactions had been consummated on September 30, 2025.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025, combines the historical unaudited condensed consolidated statement of operations of Volato for the nine months ended September 30, 2025, and the historical unaudited condensed consolidated statement of operations of M2i Global for the nine months ended August 31, 2025.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 combines the historical audited consolidated statements of operations of Volato for the year ended December 31, 2024 and the historical audited consolidated statements of operations of M2i Global for the year ended November 30, 2024. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025, and for the year ended December 31, 2024 are presented on a pro forma basis as if the Merger and related transactions had been consummated on January 1, 2024, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements are intended to provide information about the impact of the Volato acquisition as if it had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have an impact on post-combination Volato results of operations. Volato and M2i Global did not have any preexisting relationships that would result in eliminations between the two entities on a combined basis. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made.

The consummation of the Merger is subject to certain closing conditions, including, among other things, Volato having net debt of not more than $10.0 million at the closing and the approval of the listing of the Combined Company on the NYSE American. The net debt closing condition can be waived by M2i Global. While Volato expects that it will have less than $10.0 million in net debt, Volato currently does not have binding agreements or commitments which would result in Volato’s net debt not exceeding $10.0 million at closing. Accordingly, the unaudited pro forma condensed combined balance sheet reflects Volato having more than $10.0 million in net debt. The pro forma presentation herein assumes that M2i Global has agreed to waive the net debt closing condition and that a one-for-six reverse stock split was effected, as the Merger could not otherwise be completed.

2.	Estimated Purchase Price

The preliminary estimated purchase price, which represents the consideration transferred to Volato stockholders in this reverse acquisition, is calculated based on the aggregate amount of Volato’s outstanding fully diluted common stock upon the closing of the Merger.

As of November 11, 2025, Volato had 17,766 options outstanding and 32,036 restricted stock units outstanding (2,961 options and 5,339 restricted stock units outstanding after giving effect to the assumed one-for-six reverse stock split), all of which are expected to become fully vested upon closing of the Merger. For the purposes of the unaudited pro forma condensed combined financial statements presentation, the fair value of the restricted stock units was included in the measurement of consideration transferred and within the estimated number of shares of the combined company to be owned by Volato equity holders shown below. Based on management’s consideration of current facts and circumstances, including Volato’s current share price, the options being out of the money and Volato’s historical share-based compensation expense, the options and the fair value of such options did not have a material impact on the unaudited pro forma condensed financial information.

Volato also has 552,000 public warrants and 609,195 private placement warrants issued and outstanding, with an exercise price of $287.50 per warrant (92,000 public warrants and 101,532 private placement warrants with exercise price of $1,725 per warrant, after giving effect to the assumed one-for-six reverse stock split). Based on management’s consideration of current facts and circumstances, including Volato’s current share price and the warrants being out of the money, the warrants and the fair value of such warrants did not have a material impact on the unaudited pro forma condensed financial information.

The accompanying unaudited pro forma condensed combined financial information reflects an estimated purchase price of $13.6 million, which consists of the value of shares of the combined company owned by Volato equity holders, after giving effect to the assumed one-for-six reverse stock split of Volato common stock, as shown in the table below. Volato shareholders are expected to own approximately 15 percent of the outstanding shares in the combined company.

Amount
Estimated number of shares of the combined company to be owned by Volato equity holders (a)	1,648,359
Multiplied by the assumed price per share of Volato stock (b)	$8.28
Total preliminary estimated purchase price (in thousands)	$13,648

a)	Represents the number of shares of common stock of the combined company that Volato equity holders would own as of the closing of the Merger, after giving effect to the assumed one-for-six reverse stock split of Volato common stock. This amount is calculated, for purposes of this unaudited pro forma condensed financial information, based on the following:

Shares
Shares of Volato Common Stock outstanding at September 30, 2025	1,239,293
Assumed conversion of $5.2 million convertible debt to shares of Volato Common Stock (i)	401,180
RSU that fully vest on consummation of Merger	7,886
Total Volato shares assumed for merger consideration	1,648,359

(i)	The total assumed conversion of $5.2 million in convertible debt into shares of Volato Common Stock includes $2.2 million which has not been issued as of the pro forma date. The conversion shares are calculated based on the current contractual amount of $1.76 per share ($10.56 per share after giving effect to the assumed one-for-six reverse stock split) for $3.0 million of convertible debt, and $3.16 per share ($18.96 per share after giving effect to the assumed one-for-six reverse stock split) for the remaining $2.2 million of convertible debt. The share count from these outstanding convertible notes will likely change once the contractual conversion price resets three months post agreement effective date. Assuming the conversion price were to change based on the closing price of Volato common stock on November 11, 2025, the updated price per share would be $8.28, after giving effect to the assumed one-for-six reverse stock split. This change would increase the purchase price and goodwill by approximately $1.9 million as well as impact the earnings per share. Therefore, the assumed conversion of the $5.2 million convertible debt reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual conversion will be when the transaction is completed.

b)	The estimated purchase price was based on the closing price of Volato common stock on November 11, 2025, after giving effect to the assumed one-for-six reverse stock split of Volato common stock. The actual purchase price will fluctuate until the effective date of the transaction. A 10% increase (decrease) to the Volato stock price would increase (decrease) the purchase price and goodwill by $1.4 million. Therefore, the estimated consideration expected to be transferred reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration will be when the transaction is completed.

3.	Preliminary Purchase Price Allocation

The allocation of the estimated preliminary purchase price with respect to the Merger is based upon management’s estimates of and assumptions related to the acquisition date fair value of assets to be acquired and liabilities to be assumed as of September 30, 2025, using currently available information. Most assets, liabilities, and consideration are measured at fair value in accordance with the principles of ASC 820. There are exceptions to ASC 820’s fair value measurement or recognition principle, including lease balances, contract asset and deferred revenue balances. Since the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on Volato’s financial position and results of operations may differ materially from the pro forma amounts included herein.

The preliminary allocation of the purchase price is as follows (in thousands):

Purchase price consideration		$13,648
Fair value of assets acquired:
Cash	$6,328
Accounts receivable	64
Contract assets	450
Note receivable	1,867
Deposits	3,065
Prepaid expenses and other current assets	2,335
Current asset - discontinued operations	749
Property and equipment	117
Identifiable intangible assets:
Customer relationships	800
Developed Technology	1,440
Trade name	400
Operating lease, right-of-use assets	139
Total assets acquired	17,754
Fair value of liabilities assumed:
Accounts payable and accrued liabilities	7,153
Operating lease liability	138
Customer deposits and deferred revenue	1,909
Current liabilities - discontinued operations	1,710
Other liabilities	706
Total liabilities acquired	$11,616
Net assets acquired		6,138
Preliminary pro forma Goodwill		$7,510

Working capital and tangible assets: Working capital accounts and property and equipment were valued at their respective carrying amounts because M2i Global believes that these amounts approximate the current fair values. Lease balances and deferred revenue balances are exceptions to ASC 820’s fair value measurement principle as these measured and recognized based on measurement and recognition principles in ASC 842 and ASC 606, respectively. Based on its preliminary assessment, M2i Global determined that the historical balances did not require adjustments and the carrying value of such assets and liabilities materially approximated the amounts which M2i Global would recognize, assuming that the Merger had been completed as of September 30, 2025.

Identifiable intangible assets: As of the Effective Time of the Merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use. Amounts preliminarily allocated to identifiable intangibles may change significantly, which could result in a material change in amortization of acquired intangible assets, which is on a straight-line basis. The preliminary estimated useful lives of the identifiable intangible assets are as follows:

Useful Life
Developed Technology – Vaunt	8 years
Developed Technology – Mission Control	8 years
Customer Relationships – Vaunt	7 years
Trade Name – Vaunt	9 years

The preliminary estimates of fair value and estimated useful lives will likely differ from final amounts Volato will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Any change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill. A 10% change in the valuation of intangible assets would result in a change to annual amortization expense of approximately less than $0.1 million, assuming an overall weighted-average useful life of 7.9 years.

Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the preliminary estimated purchase price expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Such goodwill is not deductible for tax purposes. Further, under GAAP, goodwill is not amortized but rather subject to an annual fair value impairment test.

4.	Accounting Policies

Upon consummation of the Merger, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when confirmed, could have a material impact on the combined financial statements of the Combined Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information.

5.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Article 11 of Regulation S-X allows for the presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Volato has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma combined financial information.

Explanations of the adjustments to the unaudited condensed combined pro forma financial statements are as follows:

Unaudited Pro Forma Condensed Combined Balance Sheet

(A) Represents pro forma adjustments to cash from the issuance of Volato’s convertible debt for $2.0 million in net cash proceeds and $0.8 million for the issuance of M2i Global’s Preferred Stock.

The additional issuance of Volato’s convertible debt occurred subsequent to September 30, 2025. For pro forma presentation purposes, such convertible notes are assumed to be converted into Volato Common Stock, similar to Volato’s convertible debt which had been issued prior to and as of September 30, 2025. As further discussed in Note 2, the consideration transferred to Volato stockholders is inclusive of the shares issuable upon conversion of the convertible debt. As a result, the issuance and subsequent conversion of the convertible notes results in an increase to consideration transferred and to goodwill under the acquisition method of accounting instead of the issuance of convertible debt being reflected as an increase in assumed liabilities within the unaudited condensed combined pro forma financial statements.

The M2i Global Preferred Stock is converted to M2i Global Common Stock and then subsequently to Volato Capital Stock in the unaudited pro forma combined financial statements, resulting in an increase in additional paid-in capital.

(B) Represents the elimination of Volato’s intercompany investment in M2i Global Common Stock. Prior to the Merger, Volato held 16,000,000 shares of M2i Global Common Stock. Following the Merger, these shares constitute an intercompany investment within the combined company and are therefore eliminated in consolidation.

(C) Represents (i) the fair value of the Consideration for G280 Proceeds (term defined below) for $1.7 million and (ii) the fair value of flyExclusive, Inc. (“flyExclusive”) shares received to settle outstanding payables due from flyExclusive for a nominal net amount. The aggregate impact of the prepaid expense and other current asset pro forma adjustment results in an increase in acquired identifiable net assets, therefore results in a decrease to goodwill.

Volato entered into the Fourth Amendment to Aircraft Management Services Agreement with flyExclusive, Inc. (“flyExclusive”) subsequent to September 30, 2025 (herein referred to as the “Asset Purchase Agreement”). The impact of the transaction is included within the pro forma financial statements as it represents a significant non-recurring transaction. The Asset Purchase Agreement provides for the following:

●	Granted flyExclusive the rights to the proceeds from the sale of a G280 aircraft for $2 million in cash or stock, which flyExclusive has elected to pay entirely in 411,523 shares of its Class A common stock (“Consideration for G280 Proceeds”). The proceeds from the sale of the G280 aircraft is defined herein as G280 Net Cash Proceeds;
●	Granted flyExclusive the option to purchase certain aviation assets at a later date for an additional $2 million in cash or stock (“flyExclusive Asset Option”);
●	Grants Volato the right to sell certain aviation-related assets to flyExclusive and assign certain obligations of Volato to flyExclusive (the “Company Asset Option,” and collectively with the flyExclusive Asset Option, the “Asset Options”);
●	Adds the obligation for flyExclusive to pay the Company $0.1 million upon execution of the Asset Purchase Agreement as settlement of net payables owed by flyExclusive to Volato under the terms of the Agreement (the “Net Payables Obligation”), which flyExclusive has elected to issue Volato 20,576 shares of flyExclusive Class A common stock in exchange for the settlement of net payables.

The Aircraft Management Services Agreement, initially entered into on September 2, 2024, granted flyExclusive the right to cause Volato to merge with and into a wholly owned subsidiary of flyExclusive (the “flyExclusive Merger Option”). The Asset Purchase Agreement modifies the material terms of the flyExclusive Merger Option, including that the flyExclusive Merger Option is to be only exercisable in the event that Volato and M2i Global terminate the Merger Agreement.

As of pro forma date, the Company Asset Option is out of the money, and therefore the Asset Options are in a net liability position. The difference in (i) the Consideration for G280 Proceeds and (ii) the sum of the fair values of Asset Options and the contingent liability for the G280 Net Cash Proceeds will be recognized as a pre-Merger loss on Volato’s financials. This transaction was determined to be primarily for the benefit of pre-closing Volato and therefore, would not be recognized as post-combination expense by M2i Global. For pro forma adjustment details on the contingent liability of the G280 Net Cash Proceeds and the Asset Options, see note (G) and (I), respectively

(D) Represents the elimination of Volato’s historical net book value of website development costs and developed technology costs as the fair value is subsumed into the developed technology intangible assets.

(E) Reflects the preliminary fair value of intangible assets acquired, comprised of the following (in thousands):

Intangible Asset	Amount
Customer relationships	$800
Developed technology (1)	1,440
Trade name	400
Total	$2,640

(1)	Developed Technology includes fair value related to Vaunt and Mission Control.

(F) The preliminary goodwill adjustment of $7.5 million represents the recording of the excess of estimated aggregate Merger Consideration over the preliminary fair value of the underlying assets acquired and liabilities assumed.

(G) Reflects the accrual of (i) approximately $1.1 million of transactions expenses to be incurred by M2i Global of $0.7 million and Volato of $0.4 million, respectively and (ii) the contingent liability of $4.1 million for the payment of G280 Net Cash Proceeds to flyExclusive.

Adjustments for M2i Global transaction expenses are reflected on the pro forma income statement for the year ended December 31, 2024 as the accounting acquirer’s expenses are recognized by the combined company. Volato’s transaction expenses were determined to be primarily for the benefit of pre-closing Volato and would not be recognized as post-combination expense by M2i Global. Accordingly, Volato’s transaction expenses are reflected as an increase in liabilities assumed but are excluded from the unaudited pro forma condensed combined statement of operations.

(H) Reflects the conversion of convertible notes into shares of Volato Common Stock. The adjustment reflects the elimination convertible notes outstanding as of September 30, 2025.

As discussed in Note 5(A), Volato issued additional convertible notes subsequent to September 30, 2025. However, such convertible notes are also expected to be converted into Volato Common Stock instead of being an assumed liability for M2i Global. Accordingly, the adjustment to eliminate historical convertible debt balances only relates to debt outstanding as of September 30, 2025 and is not inclusive of the convertible notes issued subsequent to September 30, 2025.

(in thousands)	Amount
Conversion of Volato convertible debt, outstanding as of September 30, 2025	(3,066)
Conversion of M2i Global convertible debt, net	(270)
Total	$(3,336)

(I) Represents the fair value of the net liability position of the Asset Options. The Asset Options will be remeasured at each subsequent reporting period, and the changes in fair value of the Asset Options will be recognized in the statement of operations. As of pro forma date, the Company Asset Option is out of the money. See note (B) for details.

(J) Represents the adjustment to reflect the removal of M2i Global par value, the assumed one-for-six reverse stock split of Volato’s common stock, and the inclusion of the par value for all shares issued and outstanding upon consummation of the Merger.

(K) Represents pro forma adjustments to additional paid-in capital balance to reflect the following:

Amount
Elimination of historical Volato additional paid-in capital	$(97,205)
Fair value of shares held by Volato stockholders (See Note 2)	13,648
Conversion of M2i Global convertible notes	270
Corresponding adjustment to par value for the assumed one-for-six reverse stock split of Volato’s common stock and total shares issued and outstanding upon consummation of the Merger	691
Corresponding adjustment to additional paid-in capital for issuance, and subsequent conversion of M2i Preferred Stock(1)	798
Total	$(81,798)

(1)	See note (A) for details.

(L) Reflects the elimination of the historical accumulated deficit of Volato in connection with the reverse acquisition of $93.1 million and the cumulative catch-up expense adjustment for M2i Global’s transaction cost of $0.7 million with the corresponding adjustment to accounts payable and accrued liabilities, reflected in note 5(G).

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of operations

(AA) Reflects the change in amortization expense in Cost of Revenue due to the fair value adjustment, and change in useful life, of certain intangible assets.

	For the year ended	For the nine months ended
	December 31, 2024	September 30, 2025
Reversal of historical amortization related to Website Costs	$(97)	$(72)
Amortization of the fair value of Developed Technology	180	135
Total Cost of revenue Pro Forma Adjustments	$83	$63

(BB) Reflects the following changes in Selling, general and administrative expenses:

	For the year ended	For the nine months ended
	December 31, 2024	September 30, 2025
Reversal of historical amortization related to Developed Technology	$(133)	$(134)
Amortization of the fair value of Customer Relationships	159	119
Non-recurring transaction costs incurred by M2i Global	690	—
Total Selling, general, and administrative Pro Forma Adjustments	$716	$(15)

(CC) Reflects the elimination of the historical statement of operations impact of the change in the fair value of Volato’s convertible notes and change in the fair value of shares of M2i Global Common Stock received in exchange for issuance of shares of Volato Common Stock in Q3’25. The fair value of the convertible note, issued on December 4, 2024, approximated the fair value as of December 31, 2024, as such, no mark-to-market adjustment was needed for that period. Because Volato’s convertible notes are expected to be settled and converted into Volato Common Stock in conjunction with closing of the Merger, the combined entity would not have gains or losses associated with changes in the fair value of the convertible notes.

(DD) Reflects the elimination of interest expense related to M2i Global’s debt that is expected to be converted at Closing.

6.	Income Tax-Related Pro Forma Adjustments:

The combined company’s ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes will be subject to limitations. In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders (generally 5% stockholders, applying certain look-through rules) increases by more than 50 percentage points over such stockholder’s lowest percentage ownership during the testing period (generally three years). In addition, the combination of two companies may also cause the ability for certain valuation allowances associated with one of the companies to no longer be necessary because on a combined basis, there may be new sources of future taxable income to support the reversal of pre-existing valuation allowances.

Currently, no adjustment to the unaudited pro forma condensed combined financial statements has been made as it relates to either limitations the combined company might incur under Section 382 of the Code or ASC 740 or decreases to pre-existing valuation allowances.

7.	Earnings (loss) Per Share:

Represents earnings (loss) per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Merger. The calculation of weighted average shares outstanding for basic and diluted earnings (loss) per share assumes the shares issued in connection with the Merger have been outstanding for the entire periods presented.

The table below presents the components of the pro forma earnings (loss) per share calculation after giving effect to the assumed one-for-six reverse stock split of Volato common stock (in thousands, except share and per share data):

	For the year ended December 31, 2024	For the nine months ended September 30, 2025
Pro forma net income (loss)	$(26,585)	$2,406
Basic and Diluted
Weighted average shares outstanding	11,005,843	11,005,843
Net earnings (loss) per share	$(2.42)	$0.22

a)	The following summarizes the number of shares of common stock outstanding on for both the nine months ended September 30, 2025 and the year ended December 31, 2024, assuming the Merger and the assumed one-for-six reverse stock split had been completed as of January 1, 2024:

Outstanding Shares
Shares of Volato Common Stock outstanding at September 30, 2025	1,239,293
Shares issuable upon conversion of Volato’s convertible debt	401,180
Vesting of Volato’s restricted stock units	7,886
Shares of Volato Common Stock issuable to M2i Global stockholders	9,357,484
Total weighted average shares outstanding	11,005,843

The following potential outstanding securities, after giving effect to the assumed one-for-six reverse stock split, were excluded from the computation of pro forma earnings (loss) per share, basic and diluted, because their effect would have been anti-dilutive.

Excluded Shares
Public warrants	92,000
Private warrants	101,532
Stock options outstanding	2,961
Total excluded securities	196,493